As of


VIA UPS OVERNIGHT

The Chase Manhattan Bank
4 Chase MetroTech Center
Brooklyn, New York  11245

Attention:  Global Custody Division

Re: Global Custody Agreement, Effective May 1, 1996, as amended November 20, 1997 between The Chase Manhattan Bank and those registered investment companies (and on behalf of certain series thereof), listed on Schedule A attached thereto ("Agreement")

Ladies and Gentlemen:

Pursuant to the provisions of Section 1 of the Agreement, the undersigned, on behalf of Delaware Group Equity Funds II, Inc. for the benefit of the Decatur Income Fund series and Decatur Total Return Fund series (the "Series") hereby appoints The Chase Manhattan Bank to provide custodial services for each Series under and in accordance with the terms of the Agreement and accordingly, requests that the Series be
added to Schedule A to the Agreement effective          , 1998.  Kindly
acknowledge your agreement to provide such services and to add the Series to Schedule A by signing in the space provided below.

                    DELAWARE GROUP EQUITY FUNDS II, INC.
                    on behalf of Decatur Income Fund and Decatur Total
                    Return Fund



                    By:
                       -----------------------------------
                         David K. Downes
                         Its:     Executive Vice President
                         Chief Operating Officer
                         Chief Financial Officer
AGREED:

THE CHASE MANHATTAN BANK


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